FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp 777 N. Broadway(626) 279-3652 Los Angeles, CA 90012	Contact:Heng W. Chen

Cathay General Bancorp Reports First Quarter Results

Los Angeles, Calif., April 28:  Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the first quarter of 2010.

FINANCIAL PERFORMANCE

	Three months ended March 31,
	2010	2009
Net (loss)/income	($25.7) million	$10.2 million
Net (loss)/income attributable to common stockholders	($29.8) million	$6.2 million
(Loss)/basic earnings per common share	$(0.41)	$0.12
(Loss)/ diluted earnings per common share	$(0.41)	$0.12
Return on average assets	-0.88%	0.37%
Return on average total stockholders' equity	-7.51%	3.21%
Efficiency ratio	55.55%	38.26%

FIRST QUARTER HIGHLIGHTS

•
Capital strengthened – The Company raised $125.2 million in additional capital through the sale of 15.0 million shares of common stock on February 1, 2010.  Total risk-based capital ratio was 16.36% at March 31, 2010, compared to 15.43% at December 31, 2009.

•
Allowance for credit losses strengthened – Total allowance for credit losses increased to $238.0 million, or 3.47%, of total loans, excluding loans held for sale, at March 31, 2010, compared to 3.15% at December 31, 2009.

“In the first quarter, we completed another capital raise of $125.2 million.  In addition to strengthening our capital ratios, this capital raise provides us the opportunity to dispose of problem assets more aggressively and to further build up our loan loss reserve.  We recorded a provision for credit losses during the first quarter of $84 million which increased our allowance for credit losses to 3.47% of total loans,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

“During the first quarter, we generated in excess of $360 million in new deposits as a result of our Chinese New Year promotion.  With our loan to deposit ratio under 86%, we will focus on lowering our cost of deposits during the remainder of 2010” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“We are seeing increased new business opportunities as a result of the disruption in our market place and believe that we are well positioned to take advantage of new business opportunities, including the hiring of our new Executive Vice President of Greater Los Angeles Commercial Lending, Mr. Edward Kim,” concluded Dunson Cheng.

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INCOME STATEMENT REVIEW

Net loss attributable to common stockholders for the three months ended March 31, 2010 was $29.8 million, an increased loss of $36.0 million, compared to net income attributable to common stockholders of $6.2 million for the same period a year ago.  Loss per share for the three months ended March 31, 2010, was $0.41 compared to earnings of $0.12 per share for the same period a year ago due primarily to increases in the provision for credit losses and lower gains on sale of securities.

Return on average stockholders’ equity was negative 7.51% and return on average assets was negative 0.88% for the three months ended March 31, 2010, compared to a return on average stockholders’ equity of 3.21% and a return on average assets of 0.37% for the same period of 2009.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased to $74.7 million during the first quarter of 2010, an increase of $4.3 million, or 6.1%, compared to $70.4 million during the same quarter a year ago.  The increase was due primarily to the decreases in interest expense paid for time certificates of deposits and brokered deposits.

The net interest margin, on a fully taxable-equivalent basis, was 2.72% for the first quarter of 2010, an increase of seven basis points from 2.65% for the fourth quarter of 2009 and an increase of three basis points from 2.69% for the first quarter of 2009.  A 110 basis point decrease in the rate on interest bearing deposits from 2.54% at March 31, 2009, to 1.44% at March 31, 2010, contributed primarily to the increase in the net interest margin from the corresponding quarter of the prior year. In addition, the majority of our variable rate loans contain interest rate floors, which help limit the impact of the record low level of the prime interest rate.

For the first quarter of 2010, the yield on average interest-earning assets was 4.61%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 2.20%, and the cost of interest bearing deposits was 1.44%.  In comparison, for the first quarter of 2009, the yield on average interest-earning assets was 5.26%, on a fully taxable-equivalent basis, cost of funds on average interest-bearing liabilities equaled 2.98%, and the cost of interest bearing deposits was 2.54%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased 13 basis points to 2.41% for the first quarter ended March 31, 2010, from 2.28% for the same quarter a year ago, primarily due to the reasons discussed above.

The cost of deposits, including demand deposits, decreased 17 basis points to 1.28% in the first quarter of 2010 compared to 1.45% in the fourth quarter of 2009 and decreased 99 basis points from 2.27% in the first quarter of 2009 due primarily to the decrease in the rates paid on certificates of deposit upon renewal and for core deposits as a result of the decline in market interest rates.

Provision for credit losses

The provision for credit losses was $84.0 million for the first quarter of 2010 compared to $91.0 million for the fourth quarter of 2009 and compared to $47.0 million in the first quarter of 2009.  The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at March 31, 2010. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio, including unfunded commitments.  The following table summarizes the charge-offs and recoveries for the periods as indicated:

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	For the three months ended,
	March 31, 2010	December 31, 2009	March 31, 2009
	(In thousands)
Charge-offs:
Commercial loans	$9,646	$9,713	$11,078
Construction loans- residential	7,882	12,612	17,516
Construction loans- other	17,581	11,394	5,884
Real estate loans (1)	24,157	26,381	1,361
Real estate- land loans	4,751	9,368	2,377
Total charge-offs	64,017	69,468	38,216
Recoveries:
Commercial loans	578	381	198
Construction loans- residential	70	367	-
Construction loans- other	78	-	-
Real estate loans (1)	202	415	-
Real estate- land loans	30	6	-
Installment and other loans	2	2	-
Total recoveries	960	1,171	198
Net Charge-offs	$63,057	$68,297	$38,018

(1) Real estate loans includes commercial mortgage loans, residential mortgage loans and equity lines.

Total charge-offs of $64.0 million for the first quarter of 2010 included $25.5 million of charge-offs on 19 construction loans, $23.2 million of charge-offs on 23 commercial real estate loans, $9.6 million on 25 commercial loans, $4.8 million of charge-offs on 10 land loans and $912,000 of charge-offs on residential mortgage loans.  In the first quarter of 2010, net loan charge-offs decreased $5.2 million, or 7.7%, compared to the fourth quarter of 2009, but remained high as a result of the continuing weak economy.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $4.8 million for the first quarter of 2010, a decrease of $22.9 million compared to the non-interest income of $27.7 million for the first quarter of 2009. The decrease in non-interest income was primarily due to a decrease in securities gains from $22.5 million in the first quarter of 2009 to $3.4 million in the first quarter of 2010.  In addition, the net loss for interest rate swaps increased $4.3 million. Offsetting the above decreases was a $547,000 increase in venture capital income.

Non-interest expense

Non-interest expense increased $6.6 million, or 17.7%, to $44.2 million in the first quarter of 2010 compared to $37.5 million in the same quarter a year ago.  The efficiency ratio was 55.55% in the first quarter of 2010 compared to 38.26% for the same period a year ago due primarily to higher OREO expenses, higher FDIC assessments, higher loss for interest rate swaps, and lower securities gains recorded in the first quarter of 2010.

FDIC and State assessment increased $2.3 million to $5.2 million in the first quarter of 2010 from $2.9 million in the same quarter a year ago due to a higher assessment rate and higher deposit balances.  OREO expense increased $1.2 million to $3.3 million in the first quarter of 2010 from $2.1 million in the same quarter a year ago primarily due to write-downs required as a result of continued decline in real estate values and the expense resulting from increased OREO holdings.  Professional service expense increased $1.6 million to $4.6 million in the first quarter of 2010 compared with $3.0 million in the same quarter a year ago due mainly to increases in legal expenses, professional expenses, and collection expenses.  Other operating expense increase of $3.3 million was primarily due to a $909,000 FHLB advance prepayment penalty, a $483,000 write-down on transfers from loans held for sale to OREOs,   and a $1.8 million write-down on fair value of loans held for sale.

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Offsetting the above described increases were decreases of $1.7 million in salaries and employee benefits due primarily to a $321,000 decrease in option compensation expense, a $581,000 decrease in salaries and payroll taxes, and a $771,000 decrease in bonus accruals, 401K employer contributions, other benefits and deferred loan costs.

Income taxes

The tax benefit for the first quarter of 2010 resulted from the pretax loss for the quarter and the utilization of low income housing tax credits.

BALANCE SHEET REVIEW

Total assets were $11.9 billion at March 31, 2010, an increase of $282.3 million, or 2.4%, from $11.6 billion at December 31, 2009, primarily due to increases of $307.3 million, or 10.5%, in securities available-for-sale.

Gross loans, excluding loans held for sale, were $6.85 billion at March 31, 2010, a decrease of $46.6 million, or 0.7%, from $6.90 billion at December 31, 2009, primarily due to decreases of $61.7 million, or 1.5%, in commercial mortgage loans and decreases of $44.4 million, or 7.1%, in construction loans offset by increases of $38.2 million, or 5.6% in residential mortgage loans.  The changes in the loan composition from December 31, 2009, are presented below:

Type of Loans:	March 31, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Commercial	$1,323,558	$1,307,880	1
Residential mortgage	720,497	682,291	6
Commercial mortgage	4,003,434	4,065,155	(2)
Equity lines	201,876	195,975	3
Real estate construction	581,662	626,087	(7)
Installment	13,617	13,390	2
Other	7,905	8,364	(5)

Gross loans and leases	$6,852,549	$6,899,142	(1)

Allowance for loan losses	(233,120)	(211,889)	10
Unamortized deferred loan fees	(8,017)	(8,339)	(4)

Total loans and leases, net	$6,611,412	$6,678,914	(1)
Loans held for sale	$20,944	$54,826	(62)

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Total deposits were $7.7 billion at March 31, 2010, an increase of $241.2 million, or 3.2%, from $7.5 billion at December 31, 2009, primarily due to increases of $99.3 million, or 2.9%, in time deposits of $100,000 or more and increases of $163.8 million, or 10.7%, in time deposits under $100,000. The changes in the deposit composition from December 31, 2009, are presented below:

Deposits	March 31, 2010	December 31, 2009	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$854,654	$864,551	(1)
NOW	360,466	337,304	7
Money market	901,050	943,164	(4)
Savings	354,717	347,724	2
Time deposits under $100,000	1,693,753	1,529,954	11
Time deposits of $100,000 or more	3,581,638	3,482,343	3
Total deposits	$7,746,278	$7,505,040	3

ASSET QUALITY REVIEW

At March 31, 2010, total non-accrual portfolio loans, excluding non-accrual loans held for sale, were $295.4 million, an increase of $14.8 million, or 5.2%, from $280.6 million at December 31, 2009, and an increase of $74.2 million, or 33.5%, from $221.2 million at March 31, 2009.  A summary of non-accrual loans by collateral type as of March 31, 2010, is shown below:

Collateral Type	California	No. of Loans	Other States	No. of Loans	Total	No. of Loans
	(Dollars in thousands except no. of loans)
Non-accrual portfolio loans
Commercial real estate	$89,300	24	$51,778	23	$141,078	47
Commercial	23,210	27	3,583	8	26,793	35
Construction- residential	38,065	7	746	3	38,811	10
Construction- non-residential	30,503	5	14,089	2	44,592	7
Residential mortgage	8,255	31	1,578	8	9,833	39
Land	18,071	15	16,183	5	34,254	20

Total non-accrual portfolio loans	$207,404	109	$87,957	49	$295,361	158
Non-accrual loans held for sale	$20,358	4	$586	1	$20,944	5

Included in non-accrual commercial real estate loans is a loan with an outstanding balance of $47.6 million to a borrower who filed for bankruptcy in March 2009.  While the loan is on non-accrual at March 31, 2010, a settlement is expected to be reached with the borrower which will require monthly interest and loan payments without any forgiveness of principal.   Non-accrual loans also include those troubled debt restructurings that do not qualify for accrual status.

At March 31, 2010, non-accrual loans held for sale decreased $33.9 million, or 61.8%, from $54.8 million at December 31, 2009, to $20.9 million due to the recognition of the sale of a loan for $26 million upon the receipt of the cash portion of the purchase price, the transfer of four loans totaling $6.0 million to OREO, and write-downs of $1.8 million to fair value of loans held for sale.  Loans held for sale were comprised of a $13.6 million residential construction loan and $7.3 million for four commercial real estate loans.

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At March 31, 2010, total residential construction loans were $208.2 million of which $6.2 million were in the Central Valley in California and $10.2 million were in San Bernardino and Riverside counties in California. At March 31, 2010, total land loans were $147.9 million of which $5.0 million were in Riverside and Imperial counties, $1.7 million were in the Central Valley, and $4.8 million in the state of Nevada.

Troubled debt restructurings on accrual status totaled $43.3 million at March 31, 2010, and were comprised of 12 loans.  These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers.  The concessions may be granted in various forms, including reduction in the stated interest rate, reduction in the loan balance or accrued interest, or extension of the maturity date.  Although these loan modifications are considered Statement of Financial Accounting Standards 15 troubled debt restructurings, the loans have performed under the restructured terms and have demonstrated sustained performance under the modified terms.  The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

At March 31, 2010, other real estate owned totaled $111.9 million which was $40.9 million, or 57.5%, higher compared to $71.0 million at December 31, 2009, and increased $46.9 million, or 72.3%, from $64.9 million at March 31, 2009.  At March 31, 2010, $72.0 million of OREO was located in California, $14.1 million of OREO was located in Nevada, $14.1 million of OREO was located in Texas, $8.7 million of OREO was located in the state of Washington, and $3.0 million was located in all other states.  From April 1, 2010 through April 27, 2010, the Company had sold seven OREOs with net book value of $5.7 million and has signed sale agreements for additional thirteen OREOs with net book value of $23.8 million.

      The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 3.5% at March 31, 2010, compared to 3.0% at December 31, 2009, and compared to 2.6% at March 31, 2009.  Total non-performing portfolio assets increased $61.5 million, or 17.5%, to $413.1 million at March 31, 2010, compared with $351.7 million at December 31, 2009, primarily due to a $40.9 million increase in OREO, a $14.7 million increase in non-accrual loans, and a $5.9 million increase in 90 days or more past due still accruing loans.  Total non-performing portfolio assets increased $119.1 million, or 40.5%, to $413.1 million at March 31, 2010, compared with $294.0 million at March 31, 2009, due to a $74.1 million increase in non-accrual loans, a $46.9 million increase in OREO, and a $899,000 increase in 90 days or more past due still accruing loans.

The allowance for loan losses was $233.1 million and the allowance for off-balance sheet unfunded credit commitments was $4.9 million at March 31, 2010, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio.  The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $238.0 million at March 31, 2010, compared to $217.1 million at December 31, 2009, an increase of $20.9 million, or 9.6%.  The allowance for credit losses represented 3.47% of period-end gross loans, excluding loans held for sale, and 79.0% of non-performing portfolio loans at March 31, 2010.  The comparable ratios were 3.15% of period-end gross loans and 77.4% of non-performing loans at December 31, 2009.  Results of the changes from March 31, 2009 and December 31, 2009, to March 31, 2010, of the Company’s non-performing assets and troubled debt restructurings are highlighted below:

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(Dollars in thousands)	March 31, 2010	December 31, 2009	% Change	March 31, 2009	% Change
Non-performing assets
Accruing loans past due 90 days or more	$5,912	$-	100	$5,013	18

Non-accrual portfolio loans:
Construction- residential	38,811	54,490	(29)	123,473	(69)
Construction- non-residential	44,592	36,797	21	18,545	140
Land	34,254	40,534	(15)	17,902	91
Commercial real estate, excluding land	141,078	112,774	25	30,723	359
Commercial	26,793	26,570	1	24,357	10
Residential mortgage	9,833	9,478	4	6,224	58
Total non-accrual loans:	$295,361	$280,643	5	$221,224	34
Total non-performing loans	301,273	280,643	7	226,237	33
Other real estate owned and other assets	111,858	71,014	58	67,799	65
Total non-performing assets	$413,131	$351,657	17	$294,036	41
Performing troubled debt restructurings	$43,264	$54,992	(21)	$4,037	972
Non-accrual loans held for sale	$20,944	$54,826	(62)	$-	100

Allowance for loan losses	$233,120	$211,889	10	$132,393	76
Allowance for off-balance sheet credit commitments	4,919	5,207	(6)	6,014	(18)
Allowance for credit losses	$238,039	$217,096	10	$138,407	72

Total gross loans outstanding at period-end (1)	$6,852,549	$6,899,142	(1)	$7,393,637	(7)

Allowance for loan losses to non-performing loans, at period-end (2)	77.38%	75.50%		58.52%
Allowance for loan losses to gross loans, at period-end (1)	3.40%	3.07%		1.79%

Allowance for credit losses to non-performing loans, at period-end (2)	79.01%	77.36%		61.18%
Allowance for credit losses to gross loans, at period-end (1)	3.47%	3.15%		1.87%

(1) Excludes loans held for sale, at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

CAPITAL ADEQUACY REVIEW

At March 31, 2010, the Tier 1 risk-based capital ratio of 14.48%, total risk-based capital ratio of 16.36%, and Tier 1 leverage capital ratio of 10.11%, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2009, the Company’s Tier 1 risk-based capital ratio was 13.55%, the total risk-based capital ratio was 15.43%, and Tier 1 leverage capital ratio was 9.64%.

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During the first quarter of 2010, the Company raised additional capital of $125.2 million from the sale of approximately 15.0 million shares of common stock at a price of $8.80 per share from its stock offering on February 1, 2010.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its first-quarter 2010 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-800-901-5241 and enter Participant Passcode 25574274. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version will be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.  Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “shall,” “should,” “will,” “predicts,” “potential,” “continue,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: significant volatility and deterioration in the credit and financial markets; adverse changes and disruption in general economic conditions and the capital markets; the effects of the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and the Troubled Asset Relief Program (TARP) and any changes or amendments thereto; difficult conditions in the U.S. and international financial markets; credit loss and deterioration in asset or credit quality;  the availability of capital; the impact of any goodwill impairment that may be determined; acquisitions of other banks, if any; fluctuations in interest rates; liquidity risk; inflation and deflation; real estate market conditions; the soundness of other financial institutions; expansion into new market areas; earthquakes, wildfires, or other natural disasters; our ability to compete with competitors and competitive pressures; our ability to retain key personnel; current and potential future supervisory action by bank supervisory authorities; changes in laws, regulations, and accounting rules, or their interpretations; legislative, judicial, or regulatory actions and developments against us; and general economic or business conditions in California and other regions where Cathay Bank has operations, including, but not limited to, adverse changes in economic conditions resulting from the continuation or worsening of the current economic downturn.

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These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2009 (Item 1A in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2010	2009	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$74,721	$70,425	6
Provision for credit losses	84,000	47,000	79
Net interest (loss)/income after provision for credit losses	(9,279)	23,425	(140)
Non-interest income	4,784	27,661	(83)
Non-interest expense	44,163	37,523	18
(Loss)/Income before income tax expense	(48,658)	13,563	(459)
Income tax (benefit)/expense	(23,068)	3,175	(827)
Net (loss)/income	(25,590)	10,388	(346)
Net income attributable to noncontrolling interest	(151)	(151)	-
Net (loss)/income attributable to Cathay General Bancorp	$(25,741)	$10,237	(351)
Dividends on preferred stock	(4,092)	(4,080)	0
Net (loss)/income attributable to common stockholders	$(29,833)	$6,157	(585)

Net (loss)/income available to common stockholders per common share:
Basic	$(0.41)	$0.12	(442)
Diluted	$(0.41)	$0.12	(442)

Cash dividends paid per common share	$0.010	$0.105	(90)

SELECTED RATIOS
Return on average assets	-0.88%	0.37%	(338)
Return on average total stockholders’ equity	-7.51%	3.21%	(334)
Efficiency ratio	55.55%	38.26%	45
Dividend payout ratio	n/m *	n/m
* n/m, not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.61%	5.26%	(12)
Total interest-bearing liabilities	2.20%	2.98%	(26)
Net interest spread	2.41%	2.28%	6
Net interest margin	2.72%	2.69%	1

				Well	Minimum
				Capitalized	Regulatory
CAPITAL RATIOS	March 31, 2010	March 31, 2009	December 31, 2009	Requirements	Requirements
Tier 1 risk-based capital ratio	14.48%	12.50%	13.55%	6.00%	4.00%
Total risk-based capital ratio	16.36%	14.34%	15.43%	10.00%	8.00%
Tier 1 leverage capital ratio	10.11%	9.65%	9.64%	5.00%	4.00%

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2010	December 31, 2009	% change

Assets
Cash and due from banks	$64,926	$100,124	(35)
Short-term investments and interest bearing deposits	327,773	254,726	29
Securities held-to-maturity (market value of $634,373 in 2010
$628,908 in 2009)	635,208	635,015	0
Securities available-for-sale (amortized cost of $3,209,907 in 2010 and
$2,916,491 in 2009)	3,222,407	2,915,099	11
Trading securities	13,004	18	n/m
Loans held for sale	20,944	54,826	(62)
Loans	6,852,549	6,899,142	(1)
Less: Allowance for loan losses	(233,120)	(211,889)	10
Unamortized deferred loan fees, net	(8,017)	(8,339)	(4)
Loans, net	6,611,412	6,678,914	(1)
Federal Home Loan Bank stock	71,791	71,791	-
Other real estate owned, net	111,858	71,014	58
Affordable housing investments, net	94,481	95,853	(1)
Premises and equipment, net	107,972	108,635	(1)
Customers’ liability on acceptances	19,637	26,554	(26)
Accrued interest receivable	33,961	35,982	(6)
Goodwill	316,340	316,340	-
Other intangible assets, net	21,573	23,157	(7)
Other assets	197,211	200,184	(1)
Total assets	$11,870,498	$11,588,232	2

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$854,654	$864,551	(1)
Interest-bearing deposits:
NOW deposits	360,466	337,304	7
Money market deposits	901,050	943,164	(4)
Savings deposits	354,717	347,724	2
Time deposits under $100,000	1,693,753	1,529,954	11
Time deposits of $100,000 or more	3,581,638	3,482,343	3
Total deposits	7,746,278	7,505,040	3

Securities sold under agreements to repurchase	1,559,000	1,557,000	0
Advances from the Federal Home Loan Bank	864,362	929,362	(7)
Other borrowings from financial institutions	13,351	7,212	85
Other borrowings for affordable housing investments	19,276	19,320	(0)
Long-term debt	171,136	171,136	-
Acceptances outstanding	19,637	26,554	(26)
Other liabilities	60,359	59,864	1
Total liabilities	10,453,399	10,275,488	2
Commitments and contingencies	-	-	-
Stockholders’ Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued
and outstanding in 2010 and 2009	244,834	243,967	0
Common stock, $0.01 par value, 100,000,000 shares authorized,
82,719,439 issued and 78,511,874 outstanding at March 31, 2010 and
67,667,155 issued and 63,459,590 outstanding at December 31, 2009	827	677	22
Additional paid-in-capital	760,530	634,623	20
Accumulated other comprehensive income, net	7,174	(875)	n/m
Retained earnings	520,970	551,588	(6)
Treasury stock, at cost (4,207,565 shares at March 31, 2010,
and at December 31, 2009)	(125,736)	(125,736)	-
Total Cathay General Bancorp stockholders' equity	1,408,599	1,304,244	8
Noncontrolling interest	8,500	8,500	-
Total equity	1,417,099	1,312,744	8
Total liabilities and equity	$11,870,498	$11,588,232	2

Book value per common stock share	$14.66	$16.49	(11)

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2010	2009
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$95,739	$103,994
Investment securities- taxable	30,288	32,194
Investment securities- nontaxable	77	246
Federal Home Loan Bank stock	48	-
Federal funds sold and securities
purchased under agreements to resell	-	1,302
Deposits with banks	317	58
Total interest and dividend income	126,469	137,794

INTEREST EXPENSE
Time deposits of $100,000 or more	15,383	23,237
Other deposits	9,101	16,115
Securities sold under agreements to repurchase	16,312	15,936
Advances from Federal Home Loan Bank	10,039	10,565
Long-term debt	913	1,505
Short-term borrowings	-	11
Total interest expense	51,748	67,369

Net interest income before provision for credit losses	74,721	70,425
Provision for credit losses	84,000	47,000
Net interest (loss)/income after provision for loan losses	(9,279)	23,425

NON-INTEREST INCOME
Securities gains, net	3,439	22,498
Letters of credit commissions	959	976
Depository service fees	1,357	1,399
Other operating (loss)/income	(971)	2,788
Total non-interest income	4,784	27,661

NON-INTEREST EXPENSE
Salaries and employee benefits	15,226	16,886
Occupancy expense	3,838	4,121
Computer and equipment expense	2,013	1,896
Professional services expense	4,639	2,967
FDIC and State assessments	5,144	2,854
Marketing expense	899	1,028
Other real estate owned expense	3,295	2,142
Operations of affordable housing investments	2,113	1,698
Amortization of core deposit intangibles	1,507	1,711
Other operating expense	5,489	2,220
Total non-interest expense	44,163	37,523
(Loss)/income before income tax (benefit)/expense	(48,658)	13,563
Income tax (benefit)/expense	(23,068)	3,175
Net (loss)/income	(25,590)	10,388
Less: net income attributable to noncontrolling interest	(151)	(151)
Net (loss)/income attributable to Cathay General Bancorp	(25,741)	10,237
Dividends on preferred stock	(4,092)	(4,080)
Net (loss)/income attributalbe to common stockholders	$(29,833)	$6,157

Net (loss)/income attributable to common stockholders per common share:
Basic	$(0.41)	$0.12
Diluted	$(0.41)	$0.12

Cash dividends paid per common share	$0.010	$0.105
Basic average common shares outstanding	72,653,755	49,531,343
Diluted average common shares outstanding	72,653,755	49,541,041

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
	For the three months ended,
(In thousands)	March 31, 2010		March 31, 2009		December 31, 2009

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans and leases (1)	$6,953,032	5.58%	$7,459,092	5.65%	$7,056,871	5.60%
Taxable investment securities	3,670,984	3.35%	2,970,700	4.40%	3,341,762	3.54%
Tax-exempt investment securities (2)	12,124	3.95%	22,845	6.73%	15,324	6.68%
FHLB stock	71,791	0.27%	71,791	0.00%	71,791	0.00%
Federal funds sold and securities purchased
under agreements to resell	-	-	80,700	6.54%	44,185	0.12%
Deposits with banks	432,711	0.30%	24,998	0.94%	541,845	0.31%
Total interest-earning assets	$11,140,642	4.61%	$10,630,126	5.26%	$11,071,778	4.66%

Interest-bearing liabilities
Interest-bearing demand deposits	$393,865	0.32%	$259,535	0.40%	$333,583	0.32%
Money market	931,918	1.00%	759,930	1.58%	996,423	1.30%
Savings deposits	355,500	0.22%	311,145	0.22%	376,949	0.21%
Time deposits	5,201,310	1.69%	4,961,130	2.94%	5,120,702	1.88%
Total interest-bearing deposits	$6,882,593	1.44%	$6,291,740	2.54%	$6,827,657	1.63%
Federal funds purchased	-	-	16,933	0.26%	-	-
Securities sold under agreements to repurchase	1,560,200	4.24%	1,580,989	4.09%	1,553,522	4.25%
Other borrowed funds	912,547	4.46%	1,117,844	3.83%	953,545	4.44%
Long-term debt	171,136	2.16%	171,136	3.57%	171,136	2.19%
Total interest-bearing liabilities	9,526,476	2.20%	9,178,642	2.98%	9,505,860	2.35%

Non-interest-bearing demand deposits	884,528		734,883		851,664
Total deposits and other borrowed funds	$10,411,004		$9,913,525		$10,357,524

Total average assets	$11,883,846		$11,351,762		$11,790,703
Total average equity	$1,398,396		$1,300,732		$1,347,477

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)
The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT: Heng W. Chen, +1-626-279-3652, for Cathay General Bancorp